Exhibit 99.1

PRESS RELEASE

Contact:	Investors:
Physicians Realty Trust	The Ruth Group
John T. Thomas	Stephanie Carrington/David Burke
President and CEO	646 536-7017/7009
(214) 543-6611	scarrington@theruthgroup.com
John W. Sweet	dburke@theruthgroup.com
(414) 978-6467

Physicians Realty Trust Declares Quarterly Cash Dividend

Milwaukee, WI, December 30, 2013 — Physicians Realty Trust (NYSE: DOC) (the “Company”) announced today that the Company’s Board of Trustees has authorized and the Company has declared a quarterly cash dividend of $0.225 per common share of beneficial interest for the quarter ending December 31, 2013.

Governor Tommy Thompson, Physicians Realty Trust’s Chairman, stated, “In just five months since our initial public offering, we have executed our business plan ahead of schedule, declared two dividends, and completed a successful secondary offering.  We have only begun to tap our relationships and we are excited about the opportunities in front of us to grow this company for the benefit of our shareholders.  We are generating reliable cash flow from our investments in stable high quality medical facilities leased to outstanding medical professionals and providers.  We look forward to continuing our success into 2014 and beyond.”

The dividend will be payable on February 7, 2014, to common shareholders of record on January 24, 2014.

About Physicians Realty Trust

Physicians Realty Trust is a self-managed healthcare real estate company organized to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. The Company invests in real estate that is integral to providing high quality healthcare. The Company intends to elect to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, pursuant to the safe harbor provisions of the

Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will” or other similar words or expressions. These forward-looking statements relate to the payment of the dividends. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties are described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the Company’s Prospectus filed pursuant to Rule 424(b)(4) on December 6, 2013. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.